Eaton Corporation plc
2012 Annual Report on Form 10-K
Item 15(b)
Exhibit 12
Ratio of Earnings to Fixed Charges

	Year ended December 31
(In millions)	2012	2011	2010	2009	2008
Income from continuing operations before income taxes and noncontrolling interests in consolidated subsidiaries	$1,251	$1,553	$1,036	$303	$1,140
Adjustments
Income of equity investees	(2)	(2)	(14)	(6)	(11)
Distributed income of equity investees	19	3	15	9	1
Interest expensed	165	154	162	170	192
Amortization of debt issue costs	74	4	4	5	2
Estimated portion of rent expense representing interest	66	65	57	59	58
Amortization of capitalized interest	12	10	10	13	13
Adjusted income from continuing operations before income taxes	$1,585	$1,787	$1,270	$553	$1,395
Fixed charges
Interest expensed	$165	$154	$162	$170	$192
Interest capitalized	23	18	8	7	13
Amortization of debt issue costs	74	4	4	5	2
Estimated portion of rent expense representing interest	66	65	57	59	58
Total fixed charges	$328	$241	$231	$241	$265
Ratio of earnings to fixed charges	4.83	7.41	5.50	2.29	5.26